Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-133396) of LaserLock Technologies, Inc. of our report dated April 1, 2013 (except for Note 14, to which the date is May 13, 2013) with respect to the consolidated balance sheets of LaserLock Technologies, Inc. and its subsidiary as of December 31, 2012 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2012 which appears in Amendment No. 1 (Form 10-K/A) to the December 31, 2012 Annual Report on Form 10-K of LaserLock Technologies, Inc. and its subsidiary.

/s/ Morison Cogen LLP
Bala Cynwyd, Pennsylvania
May 13, 2013